       1                                                EXHIBIT 11.

MUSTANG SOFTWARE, INC.

COMPUTATION OF EARNINGS PER SHARE
(In thousands, except earnings per share)
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

                                                        Three Months Ended Twelve Months Ended
                                                           December 31,         December 31,
                                                          1997       1998       1997    1998
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
Weighted average number of common shares outstanding      3,384      4,099      3,384    3,707
Common stock equivlents from outstanding stock options        0          0          0        0
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Average common and common stock equivalents outstanding   3,384      4,099      3,384    3,707
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Net Income (Loss)                                       $  (517)   $  (147)   $(1,341) $(1,157)
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Earnings (Loss) per share - BASIC (1)                   $  (.15)   $  (.04)   $ ( .40) $  (.31)
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

(1) Fully diluted earnings per share have not been presented because the effects are not material.
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